Exhibit 10.1

OLLIE’S BARGAIN OUTLET, INC.
6295 ALLENTOWN BOULEVARD — SUITE A
HARRISBURG, PENNSYLVANIA 17112

January 31, 2025

John W. Swygert, Jr.
[***]
[***]

Dear John:

This letter agreement (this “Agreement”) amends and restates the Prior Employment Agreement (as defined below) in its entirety and sets forth the terms of your continuing employment with Ollie’s Bargain Outlet, Inc. (the “Company”).

WHEREAS, you are currently serving as Chief Executive Officer of the Company, an indirect wholly-owned subsidiary of Ollie’s Bargain Outlet Holdings, Inc. (“OBO Holdings”) pursuant to that certain Employment Agreement, dated September 28, 2012, as amended by that certain Amendment to Employment Agreement, dated July 15, 2015, as further amended by that certain Amendment to Employment Agreement, dated January 5, 2018, and as subsequently amended by that certain Amendment to Employment Agreement, dated December 10, 2019 (collectively, the “Prior Employment Agreement”);

WHEREAS, as part of the Company’s management succession plan and as approved by OBO Holdings’ Board of Directors (the “Board”), you will transition to Executive Chairman of the Board effective February 2, 2025 (the “February 2025 Transition,” and such date the “Effective Date”);

WHEREAS, in connection with the February 2025 Transition, the Company and you agree to amend and restate the Prior Employment Agreement to reflect changes in your title, responsibilities and compensation as provided for herein; and

WHEREAS, the Company desires to continue to employ you, and you desire to continue to be employed by the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the parties hereto agree as follows:

1.        Effective Date; Term.  As of the Effective Date, this Agreement, which sets forth the terms of your employment as the Executive Chairman of the Board, unless sooner terminated in accordance with Section 6 hereof, will have a one (1)-year term (the “Term”).  Prior to the end of the Term, you and the Company will review your expected role and time commitment for fiscal year 2026 and determine whether or not to extend the Term on the same or amended terms.

2.        Duties, etc.  During the Term, you will be the Executive Chairman of the Board.  In this capacity, you will (a) preside at all meetings of the Board of Directors of OBO Holdings (the “Board”), other than executive sessions of the independent directors, (b) work with Chief Executive Officer to set the agenda and preside over the annual Stockholders meetings, (c) together with the Chief Executive Officer, be responsible for the Board is properly informed on Company business and crucial issues, (d) consult with the Chief Executive Officer to develop and implement the overall vision and long-term strategic plans and goals for the Company, as such plans and goals are reviewed and approved by the Board, and (e) continue to mentor the Chief Executive Officer and Chief Financial Officer to maintain the Company’s culture and core business model. You will be accountable to, and will also have such powers, duties and responsibilities as may from time to time be prescribed by, the Board; provided, that such duties and responsibilities are consistent with the position of Executive Chairman of the Board.  You will perform and discharge your duties and responsibilities faithfully, diligently, and to the best of your ability. You will devote the majority of your working time and efforts to the business and affairs of the Company Group (as defined in Section 6(h) hereof); provided, however, that the foregoing shall not restrict your engaging in civic, charitable, and personal investment activities which do not materially (a) affect your availability to any member of the Company Group during working time or (b) interfere with the discharge of your duties and responsibilities as Executive Chairman of the Board.

3.        Base Salary. As compensation for all services provided by you during the Term, and subject to your performance in accordance with the terms of this Agreement, the Company shall pay you a base salary at a rate of $600,000 per annum (the per annum amount in effect from time to time being referred to herein as the “Base Salary”). All payments under this Section 3 will be made in accordance with the regular payroll practices of the Company. The amount of Base Salary shall be re-evaluated annually by the Compensation Committee of the Board, or, if no such committee exists, the Board; provided, that the Base Salary may not be reduced to an amount below $600,000.

4.        Performance Bonus.  In addition to your Base Salary, you will be eligible for an annual bonus (the “Bonus”) for each fiscal year during the Term.  As indicated in the following table, with respect to each fiscal year during the Term, if Company EBITDA for such fiscal year: (a) equals the Target EBITDA for such fiscal year, your Bonus for such fiscal year shall be equal to 75% of your Base Salary, (b) is equal to or less than the Minimum EBITDA Threshold for such fiscal year, your Bonus for such fiscal year shall be $0, (c) is equal to or greater than the Maximum EBITDA Threshold for such fiscal year, your Bonus for such fiscal year shall be 150% of your Base Salary, or (d) is greater than Target EBITDA but less than the Maximum EBITDA Threshold for such fiscal year, or is less than Target EBITDA but greater than the Minimum EBITDA Threshold for such fiscal year, your Bonus for such fiscal year shall be determined by interpolating on a straight line basis between the Bonus amounts set forth in the following table and the corresponding level of Company EBITDA; provided, that notwithstanding the terms set forth in this Section 4, the Compensation Committee in its sole discretion can change the Bonus performance goals from EBITDA to any other type of performance goal(s) or criteria in consultation with you.

Company EBITDA for fiscal year:	Bonus Amount

Equal to or greater than Maximum EBITDA Threshold	150% of Base Salary

Equal to Target EBITDA	75% of Base Salary

Equal to or less than Minimum EBITDA Threshold	$0

You must be employed through the date that the Company’s annual bonus payments are made to the senior executives of the Company in order to be eligible for a Bonus for that fiscal year, except as otherwise set forth in Section 6 hereof.  The Bonus for each fiscal year shall be paid to you at the same time that other senior executives of the Company receive their annual bonus payments, but in no event later than April 15 of the fiscal year immediately following the fiscal year to which the Bonus relates, except as otherwise set forth in Section 6 hereof.

For purposes of this Agreement:

“Company EBITDA” shall mean, with respect to a fiscal year of OBO Holdings, the sum of (without duplication): (a) Consolidated Net Income for such fiscal year and (b) to the extent Consolidated Net Income has been reduced thereby, (i) all income taxes of the Company Group recorded as a tax provision in accordance with GAAP for such period (other than income taxes attributable to items (a), (b), and (f) included in the definition of Consolidated Net Income), (ii) Consolidated Interest Expense, and (iii) Consolidated Non-Cash Charges, all as determined on a consolidated basis for the Company Group in accordance with GAAP, and (iv) any non-cash equity compensation expense and store closing costs.  The components of Company EBITDA will be determined based upon the Company’s audited financial statements in accordance with GAAP.

“Consolidated Interest Expense” shall mean, with respect to a fiscal year of OBO Holdings, the sum of (without duplication) (a) the aggregate of the interest expense of the Company Group for such fiscal year determined on a consolidated basis in accordance with GAAP and (b) the interest component of capitalized lease obligations accrued by the Company Group during such period as determined on a consolidated basis in accordance with GAAP, less the sum of (without duplication) (x) the amount of any interest income received by the Company Group during such fiscal period and (y) deferred financing costs and bank administration fees.

“Consolidated Net Income” shall mean, with respect to a fiscal year of OBO Holdings, the aggregate net income (or loss) of the Company Group for such fiscal year on a consolidated basis, determined in accordance with GAAP, which shall reflect the full charge resulting from the payment by the Company Group of any base salary, bonus compensation (including without limitation the Bonus) or other payment to any person pursuant to any employment agreement with any member of the Company Group; provided, that there shall be excluded from the calculation thereof: (a) after-tax gains and losses from asset sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary gains or losses, (c) the net income (or loss) of any subsidiary of OBO Holdings to the extent that the declaration of dividends or similar distributions by that subsidiary is restricted by a contract, operation of law or otherwise, (d) the net income (or loss) of any other person or entity, other than a subsidiary of OBO Holdings, except to the extent of cash dividends or distributions paid to the Company Group by such other person or entity, (e) in the case of a successor to any member of the Company Group by consolidation or merger or as a transferee of the assets of such member of the Company Group, any net income (or loss) of the successor corporation prior to such consolidation, merger or consolidation of assets, and (f) the after-tax impact of nonrecurring items of income and expense that are included in the determination of net income related to: (i) executive officer severance payments, (ii) discontinued operations, (iii) insurance losses and recoveries, (iv) write-up/write-down of assets related to acquisitions, (v) cumulative effects of accounting changes and (vi) securities registration expenses.

“Consolidated Non-Cash Charges” shall mean, with respect to a fiscal year of OBO Holdings, the aggregate depreciation and amortization of the Company Group reducing Consolidated Net Income of the Company for such fiscal year.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

“Maximum EBITDA Threshold”, “Minimum EBITDA Threshold” and “Target EBITDA” shall mean, for any fiscal year of OBO Holdings, such amounts as shall be determined by the Compensation Committee of the Board, or, if no such committee exists, the Board; provided, that the Maximum EBITDA Threshold shall in no event be more than 15% higher than the Target EBITDA and the Minimum EBITDA Threshold shall in no event be more than 15% lower than the Target EBITDA; provided, further, that after setting the Maximum EBITDA Threshold, Minimum EBITDA Threshold and Target EBITDA for any fiscal year, the Compensation Committee of the Board, or, if no such committee exists, the Board may subsequently adjust such amounts in the event of any acquisition, disposition or other material transaction or event with respect to the Company Group with a view to maintaining the incentive nature of the Bonus.

5.         Equity Awards; Benefits.

(a)          On or promptly following the Effective Date and in conformance with Company practice regarding grants of equity, you shall be granted a long term incentive equity award with a value of $1,800,000 as of the grant date consisting of both non-qualified stock options to purchase shares of OBO Holdings with a value of $900,000 and restricted stock units of OBO Holdings with a value of $900,000 (collectively, the “Grant”). The Grant shall be issued pursuant to and shall be subject to the terms and conditions of the OBO Holdings 2015 Equity Incentive Plan (the “Equity Incentive Plan”) and an applicable Award Agreement (as defined in the Equity Incentive Plan), thereunder. The Restrictive Covenant Agreement, as attached as Exhibit A of the applicable Award Agreement, is attached to and made a part of this Agreement as Exhibit A (the “Restrictive Covenant Agreement”). You will otherwise be eligible to participate in the Equity Incentive Plan, or any successor equity incentive plan, as the Compensation Committee determines in its sole discretion.  In the event of any conflict between the terms of this Agreement and the Restrictive Covenant Agreement, for purposes of this Agreement, the terms of this Agreement will control.

(b)          Notwithstanding anything to the contrary in the Equity Incentive Plan or any successor equity incentive plan and/or any award agreement which you are a party to thereunder, in the event (i) of the later of (a) the Company and/or the Board terminates your employment as Executive Chairman of the Board without Cause or (b) the Company and/or the Board terminates your service on the Board without Cause or (ii) you terminate your employment as Executive Chairman of the Board for Good Reason, in each case subject to execution of the Release (as defined herein), the vesting of any equity awards granted prior to the Termination Date (including the Grant) that are then unvested shall accelerate (including that options will become fully exercisable) as of the later of (i) the Termination Date or (ii) the last day of service on the Board; provided, that any such acceleration shall be subject to the Release becoming effective as described in Section 6(d) below.  For the avoidance of doubt, upon such cessation of employment or service your unvested equity shall not be forfeited unless the Release does not become effective in a timely manner.  In addition, notwithstanding anything to the contrary in the Equity Incentive Plan or any successor equity incentive plan and/or any award agreement which you are a party to thereunder, if you terminate your employment due to Retirement following the Effective Date, any equity awards issued prior to the Effective Date that are then unvested (for the avoidance of doubt, excluding the Grant if unvested at the time of Retirement) shall remain outstanding and eligible to vest in accordance with the terms of the applicable award agreement, subject to your continuing compliance with the provisions of Sections 7 and 8 hereof and any other obligations in connection with any restrictive covenant agreement entered into with the Company Group (including appended to any award agreements) that you remain subject to following the Termination Date.    For purposes of this Agreement only, “Retirement” means age 55 and at least twenty (20) years of service.  Except as set forth herein, your equity awards shall remain subject to the Equity Incentive Plan or any successor equity incentive plan, as applicable, and the applicable award agreement which you are a party to thereunder.

(c)          You will be eligible to receive six (6) weeks, or thirty (30) days, of Paid Time Off (“PTO”) per year, otherwise your PTO and other time off will be in accordance with and subject to the terms of the Company’s Paid Time Off (PTO) and Time Away from Work Policy, as in effect from time to time.

(d)          You will be eligible to participate in all benefit and welfare plans made generally available to senior management executives of the Company (including health, dental, vision, short and long term disability, life and AD&D, and business travel accident insurance plans), as in effect from time to time (the “Benefit Plans”), all subject to plan terms and generally applicable Company policies.  The Company reserves the right to amend, modify or terminate the Benefit Plans in its sole discretion.  From the Effective Date through your Termination Date (as defined in Section 6 hereof), you will also be entitled to a monthly automobile allowance in the amount of $1,000.  You will also be entitled to receive prompt reimbursement for all reasonable business expenses incurred by you in performing services hereunder, including all reasonable travel expenses while on business or at the request of and in the service of the Company; provided that such reasonable business expenses are incurred and accounted for in accordance with the Company’s policies and procedures.

(e)          During the Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage for you on terms that are no less favorable than the coverage provided to directors and similarly situated executives of the Company or any successor.

6.          Termination of Employment; Severance Payments.

(a)          Generally.  You or the Company may terminate your employment at any time and for any reason by giving written notice to the other in accordance with the terms of this Agreement; provided, that (i) the Company shall provide you with at least thirty (30) days’ prior written notice in the case of termination of your employment without Cause (as defined below), excluding a termination due to death, Disability (as defined below) and (ii) you shall provide the Company with at least thirty (30) days’ prior written notice in the case of your termination of employment without Good Reason (as defined below).  During the period following any notice of termination of employment through the Termination Date, the Company reserves the right to require you to not be in the Company’s offices and/or not to undertake all or any of your duties or responsibilities, in each case, without such action constituting Good Reason.  During any such period, you remain a service provider to the Company Group with all duties of fidelity and confidentiality to such persons and subject to all terms and conditions of your employment and should not be employed or engaged in any other business.  The parties’ rights and duties in the event of a termination of employment are as set forth below.

(b)         Involuntary Termination without Cause or Termination for Good Reason.  If (y) the Company terminates your employment without Cause (but excluding any termination due to your death or Disability), or (z) you terminate your employment for Good Reason, in lieu of any other payments or benefits hereunder or otherwise, you will be eligible to receive the following:

(i)           Your Base Salary from the Termination Date through the end of the Term will be made in the form of salary continuation, and will begin at the Company’s next regular payroll period following the Release Effective Date (as defined below), but any payments that were scheduled to be made between the Termination Date and Release Effective Date that were not paid due to the Release not being effective during such time will be paid with the first payment following the Release Effective Date.

(ii)          A lump sum, pro-rata portion of the Bonus for the fiscal year in which your termination occurs based on actual performance (determined by multiplying the amount of such Bonus, which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that you are employed with the Company and the denominator of which is three hundred sixty-five (365)), payable in the fiscal year following the fiscal year in which the Termination Date occurs on the later of (A) the date that other senior executives of the Company receive bonus payments in respect of the fiscal year to which such pro-rata Bonus relates or (B) the first payroll date immediately after the Release Effective Date (as defined in Section 6(d) hereof), but in no event later than the short-term deferral period (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) applicable to such Bonus payment.

(iii)         Provided that you timely elect to continue your coverage and, if applicable, that of your eligible dependents, in the Company’s group health plans under the federal law known as “COBRA” or similar state law, reimbursement to you of a monthly amount of your COBRA premium cost for you and your eligible dependents, if any (the “Health Continuation Benefits”), at the time of termination until the earlier of (x) the end of the Term or (y) the date that you and your eligible dependents, if any, cease to be eligible for such COBRA coverage under applicable law or plan terms.  Notwithstanding the foregoing, in the event that the Company’s payment of the Health Continuation Benefits as described in this Section 6(b)(iii) would subject the Company to any tax or penalty under Section 105(h) of the Code, the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then you and the Company agree to work together in good faith to restructure such benefit.

Any request for reimbursement under this Section 6(b) must be accompanied by reasonable proof of such expense and submitted to the Company in accordance with the Company’s reimbursement policy in effect on the Termination Date.

(c)          Termination at the End of the Term.  If your employment terminates at the end of the Term, in lieu of any other payments or benefits hereunder or otherwise, you will be eligible to receive the following:

(i)          A lump sum, pro-rata portion of the Bonus for the fiscal year in which your termination occurs based on actual performance (determined by multiplying the amount of such Bonus, which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that you are employed with the Company and the denominator of which is three hundred sixty-five (365)), payable in the fiscal year following the fiscal year in which the Termination Date occurs on the later of (A) the date that other senior executives of the Company receive bonus payments in respect of the fiscal year to which such pro-rata Bonus relates or (B) the first payroll date immediately after the Release Effective Date (as defined in Section 6(d) hereof), but in no event later than the short-term deferral period (as defined under Section 409A of the Code) applicable to such Bonus payment.  For the avoidance of doubt, in the event your employment terminates at the end of the Term, you have earned and will be paid the fiscal year bonus at the same time as all other eligible  Company employees but in no event later than April 15th of the following fiscal year.

(d)          Release of Claims.  Any obligation of the Company to you under Section 6(b) and Section 6(c) hereof is conditioned upon your signing a release of claims in the form attached hereto as Exhibit B (as may be updated and revised by the Company from time to time to comply with applicable law or to otherwise achieve its intent, the “Release”) within twenty-one (21) days or such longer time period as provided in the Release (in either case, the “Consideration Period”) following the Termination Date and upon your not revoking such signed Release within seven (7) days thereafter (the “Revocation Period,” and along with the Consideration Period, the “Release Consideration Period”), and is further conditioned upon your continuing compliance with the provisions of Sections 7 and 8 hereof. If you do not revoke your signed Release during the Revocation Period, then the “Release Effective Date” will be the day after the Revocation Period ends.  Notwithstanding the payment schedule set forth in Section 6(b)(i) hereof, if the Release Consideration Period spans two calendar years, then the first payment to be made pursuant to Section 6(b)(i) shall be on the first payroll date following the later of (i) January 1 following the Termination Date or (ii) the Release Effective Date.

(e)         Breach of Covenants.  Notwithstanding anything to the contrary herein, in the event of a breach of Section 7 or Section 8 hereof, you shall have no right to receive (or continue to receive) any amounts under this Section 6, and the Company shall retain all rights to pursue other available remedies (whether at law or equity) for any such breach.

(f)          Termination for Cause.  If (i) the Company terminates your employment for Cause, (ii) you terminate your employment without Good Reason, or (iii) your employment terminates by reason of your death or Disability, the Company will, in lieu of any other payments or benefits hereunder or otherwise (including without limitation any severance payments, and except as expressly set forth in Section 5(b) hereof), pay you any Base Salary earned but not paid through the Termination Date.

(g)         No Duplication of Severance Benefits.  You hereby acknowledge and agree that, other than the payments and benefits described in Section 5 hereof or this Section 6, upon the Termination Date you shall not be entitled to any other severance payments or benefits of any kind under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise.

(h)          Definitions.  For purposes of this Agreement:

“Affiliate” of any particular Person means any other Person, whether directly or indirectly, controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Cause” shall mean (i) your conviction of fraud, a serious felony, or a crime involving embezzlement, conversion of property or moral turpitude, (ii) a final non-appealable finding of your breach of any of your duties to the Company, including, but not limited to, any fiduciary duties or the duty of loyalty, to any one (1) or more members of the Company Group or any of their respective stockholders; provided, that you were given notice and failed to cure the breach, misrepresentation or omission within thirty (30) days thereafter, (iii) your willful and continual neglect or failure to discharge your duties, responsibilities or obligations under any agreement between you on the one hand and any one (1) or more members of the Company Group on the other hand (including, without limitation, agreements which may have other parties); provided, that you were given notice and failed to cure the neglect or failure within thirty (30) days thereafter, (iv) your habitual drunkenness or substance abuse which materially interferes with your ability to discharge your duties, responsibilities and obligations to any member of the Company Group; provided, that you were given notice and failed to cure such drunkenness or abuse within thirty (30) days thereafter, or (v) a material breach by you of any agreement between you on the one hand and any one (1) or more members of the Company Group on the other hand (including, without limitation, agreements which may have other parties); provided, that you were given notice and failed to cure such breach within thirty (30) days thereafter; provided, further, that notwithstanding the foregoing, the Company may not terminate your employment for “Cause” unless written notice of the Company’s intent to terminate you for “Cause” is provided within ninety (90) days following the date on which the non-employee members of the Board had actual knowledge of the events or your acts or omissions, in sufficient detail, to determine that “Cause” exists, specifying in reasonable detail the conditions constituting “Cause.”

“Company Group” shall mean OBO Holdings and its direct and indirect subsidiaries.

“Disability” shall mean any illness, injury, accident or condition of either a physical or psychological nature which, despite reasonable accommodations, results in your being unable to perform substantially all of the duties of your employment with the Company Group for a period of ninety (90) consecutive days or one hundred eighty (180) total days during any period of three hundred sixty-five (365) consecutive days.

“Good Reason” shall mean, without your consent, (i) the Company’s material violation of its obligations under this Agreement, (ii) a material reduction of your Base Salary below $600,000, other than any reduction in compensation which affects all of the Company’s senior executives on a substantially equal or proportionate basis, or (iii) a relocation of the Company’s primary business location by more than twenty-five (25) miles.  In order to invoke a termination for “Good Reason,” you shall provide written notice to the Board of the existence of one (1) or more of the conditions constituting “Good Reason” within ninety (90) days following the date on which you had actual knowledge of the condition or conditions, in sufficient detail, to determine that “Good Reason” exists, specifying in reasonable detail the conditions constituting “Good Reason,” and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may cure the condition if such condition is subject to cure.  In the event that the Company fails to remedy the condition constituting “Good Reason” during the applicable Cure Period, your resignation for Good Reason must occur, if at all, within thirty (30) days following the expiration of the Cure Period.  For the avoidance of doubt, if this Agreement is modified, amended, extended or renewed or you enter into a new Employment Agreement with the Company, in each case after the Term, this Good Reason definition will be revised accordingly based on any updates or changes to your role, duties and/or responsibilities with the Company.

“Person” means any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, firm, company, estate or unincorporated organization.

“Termination Date” shall mean the date your employment with the Company terminates, regardless of the reason; provided, that in connection with the non-renewal of this Agreement, the date when your employment with the Company terminates shall be the last day of the Term. Upon termination of your employment by either you or the Company as provided herein, this Agreement will concurrently terminate and all rights, duties and obligations of you and the Company to each other pursuant to this Agreement shall cease, except as otherwise expressly provided in this Agreement (including, without limitation, Sections 4, 6, 7, 8, 9, 10, 12, 13, and 16 hereof).

7.          Confidentiality; Proprietary Rights.

(a)          Without the written consent of the Board, you will not during or after the Term (i) disclose to any person or entity (other than any disclosure during the Term to a person or entity to which such disclosure is in your reasonable judgment necessary or appropriate in connection with the performance of your duties as an executive officer of any member of the Company Group), any Confidential Information (as defined below), or (ii) use any such information to the detriment of any member of the Company Group. “Confidential Information” means any and all information of the Company Group that is not generally available to the public.  Confidential Information also includes any information received by the Company Group from any person or entity with any understanding, express or implied, that it will not be disclosed.  Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement.

(b)          All Intellectual Property conceived, developed or reduced to practice by you during your employment, and for six (6) months thereafter, which are directly or indirectly useful in, or relate to, the business of or products or services provided by or sold by any member of the Company Group shall be promptly and fully disclosed by you to an appropriate executive officer of the Company (accompanied by all papers, drawings, data and other materials relating thereto) and shall be the exclusive property of the Company (or another member of the Company Group specified by the Company).  You will, upon the Company’s request and at its expense (but without any additional compensation to you), execute all documents reasonably necessary to assign your right, title and interest in any such Intellectual Property (and to direct issuance to the Company (or another member of the Company Group specified by the Company) of all patents or copyrights with respect thereto). All copyrightable works that you create during your employment will be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company. “Intellectual Property” means inventions, discoveries, designs, developments, improvements, methods, processes, procedures, plans, projects, systems, techniques, strategies, information, compositions, know-how, works, concepts and ideas, or modifications or derivatives of any of the foregoing (whether or not patentable or copyrightable or constituting trade secrets) (collectively, “Inventions”) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your employment that relate either to the business of the Company Group or to any prospective activity of the Company Group or that result from any work performed by you for the Company Group or that make use of Confidential Information or any of the equipment or facilities of the Company Group.

(c)          For the avoidance of doubt, (i) nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity or requires you to furnish notice to the Company of the same; and (ii) you understand that you cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided that, notwithstanding this immunity from liability, you understand that you may be held liable if you unlawfully access trade secrets by unauthorized means.

8.        Restricted Activities.  You acknowledge that in your employment with the Company you will have access to confidential, proprietary and trade secret information which, if disclosed, would assist in competition against the Company Group and that you will also generate goodwill for the Company Group in the course of your employment.  Therefore, you agree that the following restrictions on your activities during and after your employment are necessary to protect the goodwill, confidential information and other legitimate interests of the Company Group:

(a)         During the Restricted Period (as defined below), neither you nor any of your Affiliates will compete, or undertake any planning to compete, in any way (whether directly or indirectly as an officer, director, employee, owner, investor, joint venturer, independent contractor or otherwise) with the Company Group in any geographic area in which the Company Group does business or is actively planning to do business during your employment or, with respect to the portion of the Restricted Period that follows the termination of your employment, at the time your employment terminates (the “Restricted Area”).  Specifically, but without limiting the foregoing, you will not work or provide services, in any capacity, anywhere in the Restricted Area, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any person or entity who is engaged in any business that is competitive with the business of the Company Group, as conducted or in planning (i.e., the Company Group has taken material steps in implementing such plan) during your employment with the Company.  A competitive business shall, without express or implied limitation, include any person or entity in the business of the retail sale, direct marketing, or wholesale of discounted or closeout merchandise in any state where the Company Group does business or in any state contiguous to a state in which the Company Group does business.  You understand and agree that ownership of less than 5% of the outstanding stock of any publicly traded corporation will not in and of itself be deemed to result in any competition with the Company Group.  For purposes of this Agreement, “Restricted Period” shall mean the period during the Term and for two (2) years following the cessation of the Term, regardless of the reason therefor.

(b)          During the Restricted Period, you agree that you and your Affiliates will not, and will not assist any other person or entity to, recruit, offer employment to, employ, engage as a consultant or independent contractor, lure or entice away any person or entity who (i) is on or at any time after the date hereof, an employee of any member of the Company Group or providing services to any member of the Company Group as a consultant or independent contractor, or otherwise persuade any such person or entity to reduce or otherwise change the extent of such person’s or entity’s relationship with any member of the Company Group or (ii) was an employee of any member of the Company Group or providing services to any member of the Company Group as a consultant or independent contractor, in each case, at any time within twenty-four (24) months following the date of cessation of employment or services of such person or entity with the Company Group, or otherwise persuade any such person or entity during such twenty-four (24) month period to reduce or otherwise change the extent of such person’s or entity’s relationship with any member of the Company Group.

(c)          During the Restricted Period, you agree that you will not directly or indirectly (a) solicit or encourage any customer, client, vendor, supplier, or other business partner (each, a “Business Partner”) of the Company Group to terminate or diminish its relationship with them; or (b) seek to persuade any such Business Partner, or any prospective Business Partner of the Company Group, to conduct with anyone else any business or activity which such Business Partner conducts or could conduct, or such prospective Business Partner could conduct, with the Company Group; provided, however, that these restrictions shall apply (y) only with respect to those persons or entities who are or have been Business Partners of the Company or any of its Affiliates at any time within the two (2)-year period immediately preceding the activity restricted by this Section 8(c) or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within such two (2)-year period, other than by form letter, blanket mailing or published advertisement, and (z) only if you have performed work for such Person during your employment with the Company or any of its Affiliates or been introduced to, or otherwise had contact with, such person or entity as a result of your employment or other associations with the Company Group or have had access to Confidential Information which would assist in your solicitation of such person or entity.

(d)          During the Restricted Period, you shall not make any negative, disparaging, detrimental or derogatory remarks or statements (written, oral, telephonic, electronic, or by any other method) about the Company Group or any of its Affiliates, owners, partners, managers, directors, officers, employees or agents, including, without limitation, any remarks or statements that would adversely affect in any manner (i) the conduct of the Company Group’s business taken as a whole or (ii) the business reputation or relationships of the Company Group and/or any of its past or present officers, directors, agents, employees, attorneys, successors and assigns.  Notwithstanding the foregoing, nothing in this Section 8(d) shall prevent you from making any truthful statement to the extent, but only to the extent required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over you.

In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under Section 7 hereof and this Section 8.  You agree that these restraints are necessary for the reasonable and proper protection of the Company Group and its Affiliates, and are reasonable in respect to subject matter, length of time and geographic area.  You further agree that, were you to breach any of the covenants contained in Section 7 hereof or this Section 8, the damage to the Company Group and its Affiliates would be irreparable.  You therefore agree that the Company, in addition to any other remedies available to it (including without limitation the remedies as provided in Section 6 hereof), shall be entitled without posting bond to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants.  So that the Company may enjoy the full benefit of the covenants contained in Sections 7 and 8, you further agree that the Restricted Period shall be tolled, and shall not run, during the period of any breach by you of such covenants.  You further agree that, in the event that any provision of Section 7 hereof or this Section 8 is determined to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified or severed, if necessary, to permit its enforcement to the maximum extent permitted by law.  It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations under this Agreement, including without limitation pursuant to this Section 8.

9.          409A Compliance.

(a)          The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  In no event whatsoever will any member of the Company Group, or any of their respective Affiliates or any directors, officers, agents, attorneys, employees, executives, shareholders, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns of such member of the Company Group or such Affiliate be liable for any additional tax, interest or penalties that may be imposed on you under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If you are deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)        With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year; provided, that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

(d)          For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the Termination Date”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

10.       Miscellaneous.  The headings in this Agreement are for convenience only and shall not affect the meaning hereof.  This Agreement constitutes the entire agreement between the Company and you, and supersedes any prior communications, agreements, term sheets and understandings, written or oral, including, without limitation, the Prior Employment Agreement, with respect to your employment and compensation and all matters pertaining thereto.  If any provision in this Agreement should, for any reason, be held invalid or unenforceable in any respect, it shall be construed by limiting it so as to be enforceable to the maximum extent compatible with applicable law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

11.        Acceptance.  In accepting this offer, you represent that you have not relied on any agreement or representation, oral or written, express or implied, that is not set forth expressly in this Agreement.

12.        Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

13.        Notices.  Any demand, consent or approval permitted or required to be given under this Agreement shall be deemed duly made or given if it is in written form and delivered personally, by facsimile (with receipt confirmed), by prepaid, commercially recognized overnight carrier (with receipt confirmed), or by certified or registered mail, return receipt requested.  Any party may change the address to which any notice, demand, consent or approval shall be sent by a notice in writing to the other party in accordance with the provisions hereof.  All notices shall be addressed as follows:

If to you, to your last address on file in the records of the Company.

If to the Company:

Ollie’s Bargain Outlet, Inc.
6295 Allentown Boulevard, Suite A
Harrisburg, PA 17112
Attention: General Counsel

With a copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036-8704
Facsimile: (646) 728-1820
Attention to: Faiza Rahman

14.       Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original and such counterparts will, when executed by the parties hereto, together constitute but one agreement.  Facsimile and electronic signatures shall be deemed to be the equivalent of manually signed originals.

15.       Successors and Assigns.  The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and its assigns, including any successor in interest to the Company who acquires all or substantially all of the Company’s stock or assets.  Neither this Agreement nor any of your rights, duties or obligations shall be assignable by you.  All your rights under this Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.

16.        No Waiver; Amendment.  No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.  No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

17.       Counsel. You represent to the Company that you had the opportunity to consult with and are represented by your own counsel in the negotiation and preparation of this Agreement.

[Signature Page to Follow]

Very truly yours,

OLLIE’S BARGAIN OUTLET, INC.

By:	/s/ James J. Comitale
Name:	James J. Comitale
Title:	SVP, General Counsel, and Corporate Secretary

Accepted and Agreed To

/s/ John W. Swygert, Jr.
Name: John W. Swygert, Jr.

[Signature Page to the John Swygert Employment Agreement (effective February 2, 2025)]

Exhibit A

RESTRICTIVE COVENANT AGREEMENT

THIS AGREEMENT (this “Restrictive Covenant Agreement”) is made effective as of the Date of Grant by and between the Company and the undersigned (“Executive”).  Capitalized terms not otherwise defined herein shall have the meanings set forth in the OBO Holdings 2015 Equity Incentive Plan (the “Plan”) and the form of Restricted Stock Unit Award Agreement in effect on the Effective Date of the Employment Agreement by and between Executive and the Company (the “Award Agreement”).

RECITALS

WHEREAS, the Company and Executive have entered into the Award Agreement; and

WHEREAS the Award Agreement is conditional on Executive entering into this Restrictive Covenant Agreement.

NOW THEREFORE, in consideration of the mutual covenants set forth in both the Award Agreement and herein, the Company and Executive agree as follows:

1.        Definitions. For purposes of this Restrictive Covenant Agreement:

“Business” means (i) the retail sale, direct marketing or wholesale of discounted or closeout merchandise, (ii) any other business engaged in by the Company or any of its Subsidiaries within twelve (12) months prior to Executive’s termination of Service with the Company or any of its Subsidiaries (or, if a termination of Service has not occurred, within the previous twelve (12) months), or (iii) any other business contemplated to be conducted by the Company or any of its Subsidiaries within twelve (12) months prior to Executive’s termination of Service with the Company or any of its Subsidiaries (or, if a termination of Service has not occurred, within the previous twelve (12) months) as reflected in written business plans of the Company or any of its Subsidiaries.

“Confidential Information” means the business and financial records, customer and supplier lists, business contacts, contracts, trade secrets, confidential methods of operations of the Company and its Subsidiaries.  Confidential Information does not include any information which is or becomes publicly known through no action or inaction of Executive.  Executive acknowledges that the Confidential Information is not generally known in the trade and that the Confidential Information provides the Company and its Subsidiaries with a competitive edge in its industry.  Executive acknowledges and agrees that the Company and its Subsidiaries have taken and are taking reasonable steps to protect the confidentiality of, and legitimate interest in, the Confidential Information.

“Person” means any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, firm, company, estate or unincorporated organization.

“Vendor” means any Person who, within twelve (12) months prior to Executive’s termination of Service with the Company or any of its Subsidiaries (or, if a termination of Service has not occurred, within the previous twelve (12) months):  (a) has sold products or services to the Company or any of its Subsidiaries; or (b) has been directly or indirectly targeted, or was intended to be targeted, by the Company or any of its Subsidiaries to sell products or services to the Company or any of its Subsidiaries, as evidenced by a business, marketing or sales plan, strategy or report.

“Competitor” means any person or entity, including but not limited to, a Person or anyone acting on a Person’s behalf, that is engaged or preparing to be engaged in either: (a) the Business, or (b) the retail sale of discount and closeout merchandise, that includes the type of merchandise sold by the Company.

2.        Confidentiality.  Executive recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of the Company and its Subsidiaries, access to and knowledge of which are essential to the performance of the duties of Executive hereunder.  Executive agrees that Executive will not, during Executive’s Service, or after termination of Executive’s Service, directly or indirectly, disclose any of such Confidential Information to any Person for any reason or purpose whatsoever except in connection with the performance of Executive’s duties to the Company and its Subsidiaries, nor shall Executive make use of any such Confidential Information for Executive’s own purposes or for the benefit of any Person except the Company and its Subsidiaries.

Notwithstanding the foregoing, in the event that Executive is requested or required, in connection with any proceeding by or before a governmental authority, to disclose Confidential Information, Executive will give the Company prompt written notice of such request or requirement so that the Company or its Subsidiaries may seek a protective order or other appropriate relief.  In the event that such protective order or other remedy is not obtained, or the Company waives the right to seek such an order or other remedy, Executive may, without liability hereunder furnish only that portion of the Confidential Information which Executive is legally required to disclose.  Notwithstanding anything herein to the contrary, nothing in this Restrictive Covenant Agreement shall (a) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (b) require notification or prior approval by the Company of any reporting described in clause (a).

Disclosure of Confidential Information may also subject Executive to civil and criminal sanctions pursuant to the Defense of Trade Secrets Act, 18 U.S.C. §1832, et. seq.  Pursuant to 18 U.S.C § 1833(b)(1), however, Executive is immune from such sanctions if the if the disclosure (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3.         Non-Competition. Executive agrees that he is prohibited from working for a Competitor from any location providing services to, or within the United States of America for twenty-four (24) months following the termination of Executive’s employment.  In addition, during, or at any time during, the twenty-four (24) months following termination of Executive’s Service for whatever reason and whether with or without Cause, Executive shall not in any manner whatsoever (other than (i) as required by Executive’s Service, (ii) holding of less than two percent (2%) of the shares of a company listed on a public stock exchange in Canada or the United States of America, or (iii) as a result of Executive being a shareholder of the Company (if applicable)) within North America, directly or indirectly:

(a)	carry on, engage in, or be concerned with or interested in, the Business;

(b)
assist (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, independent contractor, supplier, consultant, lender, guarantor, financier or in any other capacity whatsoever) any Person to carry on, engage in or be concerned with or interested in the Business; or

(c)
have any interest or concern (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor or in any other capacity whatsoever) in or with any Person, if any part of the activities of such Person consists of the Business.

4.          Non-Solicitation. During or at any time during the twenty-four (24) months following termination of Executive’s Service for whatever reason and whether with or without Cause, Executive shall not in any manner whatsoever, directly or indirectly,

(a)
employ or engage, or seek to employ or engage (whether for the benefit of Executive or any other Person), any Person that is or within the preceding twenty-four (24) months was an employee or independent contractor of the Company or any of its Subsidiaries or otherwise solicit, encourage or entice any such Person to terminate his or her service relationship with the Company or any of its Subsidiaries; or

(b)
induce or attempt to induce (whether for the benefit of Executive or any other Person) any Vendor to (i) curtail, cancel or not commence any business it transacts or may transact with the Company or any of its Subsidiaries or (ii) sell products or provide services to any Person carrying on or engaged in the Business.

5.          Non-Disparagement.  Executive shall not at any time, directly or indirectly, orally, in writing or through any medium, disparage, defame or assail the reputation, integrity or professionalism of the Company or any of its Subsidiaries or their respective officers, directors, employees or shareholders.  Notwithstanding the foregoing, this prohibition does not apply to statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.

6.          Return of Documents and Property.  Upon the termination of Executive’s Service or at such other time that the Company may request, Executive shall forthwith return and deliver to the Company, and shall not retain, any originals or copies of, any books, papers or price lists of the Company or any of its Subsidiaries, customer lists, employee roster, vendor lists, files, books of account, notes and other documents and data or other writings, tapes or records of the Company or any of its Subsidiaries maintained by or in the possession of Executive (and all of the same are hereby acknowledged and agreed to be the property of the Company and its Subsidiaries).

7.          Inventions and Patents.  Executive hereby assigns to the Company all right, title and interest to all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that both (a) are conceived, reduced to practice, developed or made by Executive while in Service with the Company or any of its Subsidiaries and (b) either (i) relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services, or (ii) are conceived, reduced to practice, developed or made using any equipment, supplies, facilities, assets or resources of the Company or any of its Subsidiaries’ (including but not limited to, any intellectual property rights) (“Work Product”).  Executive shall promptly disclose such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the period of Service) to establish and confirm the Company’s ownership thereof (including, without limitation, assignments, consents, powers of attorney, applications and other instruments).

8.          Covenants Reasonable.  Executive acknowledges and unequivocally agrees with the Company that:

(a)	the covenants in this Restrictive Covenant Agreement are reasonable in the circumstances, narrow in scope and duration, and protect a legitimate business interest of the Company;

(b)	Executive is being provided with the opportunity to receive a substantial financial benefit as a result of Award Agreement;

(c)
the covenants of Executive contained in this Restrictive Covenant Agreement were a material inducement for the Company to enter into the Award Agreement and the execution and delivery of this Restrictive Covenant Agreement is a condition to the Company’s obligation pursuant to the Award Agreement; and

9.          Tolling. If Executive violates any of the terms of the restrictive covenant obligations in this Agreement, the obligation at issue will begin to run from the first date on which Executive ceases to be in violation of the obligation, the restriction period outlined in Section 3 and 4 shall automatically be extended by the period Executive was in violation of them.

10.      Notice to New Employer.  If and when Executive’s employment with Company terminates, whether voluntarily or involuntarily, Executive agrees to provide to any subsequent employer a copy of this Agreement. In addition, Executive authorizes Company to provide a copy of this Agreement to third parties, including but not limited to, Executive’s subsequent, anticipated, or possible future employer.

11.        Remedies.  Executive agrees that the Company or any of its Subsidiaries or Affiliates shall  be entitled to seek all available legal and equitable remedies and that they may obtain, and Executive agrees not to oppose a request for, interim, interlocutory and permanent injunctive relief and other equitable relief to prevent a breach or continued breach of the provisions of this Restrictive Covenant Agreement, as well as an accounting of all profits and benefits that arise out of such violation, which rights and  remedies shall be cumulative in addition to any other rights or remedies to which the Company or any of its Subsidiaries may be entitled in law.  Accordingly, in addition to any other remedies available at law or in equity, the Company may immediately obtain injunctive relief without bond.  The provisions of this section shall not derogate from any other remedy which the Company or any of its Subsidiaries may have in the event of such a breach.  If Executive breaches the terms of this Restrictive Covenant Agreement, then Company shall be entitled to recovery of all fees, expenses and costs, including attorneys’ fees, incurred in enforcing the terms of this Restrictive Covenant Agreement.  An action related to the terms of this Restrictive Covenant Agreement must be brought in exclusively in the Delaware Court of the Chancery.  In the event that said court does not have subject matter jurisdiction over such claim, cause of action or proceeding, the action shall be brought in the United States District of Delaware (Chosen Court).  The parties agree that this Restrictive Covenant Agreement will be governed exclusively by the laws of the State of Delaware, regardless of any choice of law or conflict of law principle to the contrary.  Executive (i) irrevocably submits to the exclusive jurisdiction of the Court of Chancery, or, if the Court of Chancery does not have jurisdiction, then the Chosen Court, (ii) waives any objection to laying venue in any such proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such claim or cause of action will be effective if notice is given in accordance with the terms of the incorporated Award Agreement.  Executive agrees and affirms specifically and unequivocally without reservation that the restrictions in this Restrictive Covenant Agreement are the subject of negotiation, he or she had an opportunity to bargain for the terms of this Restrictive Covenant Agreement, the Restrictive Covenant Agreement is reasonable in scope and duration, the Restrictive Covenant Agreement protects a legitimate business interest of the Company, and the balance of the equities will compel enforcement of this Restrictive Covenant Agreement.

12.          Severability.  In the event that a court of competent jurisdiction determines that any term or provision of this Restrictive Covenant Agreement is illegal, invalid or unenforceable in any jurisdiction, such illegality, invalidity or unenforceability of that term or provision will not affect: (a) the legality, validity or enforceability of the remaining terms and provisions of this Restrictive Covenant Agreement and (b) the legality, validity or enforceability of such term or provision in any other jurisdiction. Further, to the extent that any provision hereof is deemed unenforceable by virtue of its scope in terms of territory, length of time, scope of activities or otherwise, but may be made enforceable by limitations or revisions thereon, the parties agree that such limitations or revisions may be made so that the same shall, nevertheless, be enforceable to the fullest extent permitted by law.  The parties waive any objection to “blue-penciling.”

13.       Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be made or provided as required or permitted pursuant to Section 10(e) of the Award Agreement.

14.        Entire Agreement. Except as otherwise provided in Section 5 of the Award Agreement, this Restrictive Covenant Agreement constitutes the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and supersedes all prior and contemporaneous arrangements, agreements and understandings, whether oral or written and whether express or implied, and whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof.

15.       Amendment; Waiver. No amendment or modification of any term of this Restrictive Covenant Agreement shall be effective unless signed in writing by or on behalf of the Company and Executive.  No waiver of any breach or condition of this Restrictive Covenant Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

16.        Successors and Assigns; No Third-Party Beneficiaries. The provisions of this Restrictive Covenant Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns.  Executive may not assign his/her obligations set forth in this Restrictive Covenant Agreement.  The Company may assign its rights and interests under this Restrictive Covenant Agreement.

17.        Signature in Counterparts. This Restrictive Covenant Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

18.         Electronic Signatures. The parties acknowledge and agree that this Agreement shall be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Restrictive Covenant Agreement.

OLLIE’S BARGAIN OUTLET HOLDINGS, INC.

By:
James J. Comitale, General Counsel

EXECUTIVE

Electronically Accepted
###EXECUTIVE_NAME###
###HOME_ADDRESS###
###ACCEPTANCE_DATE###

[Signature Page to Restrictive Covenant Agreement – Employment Agreement Exhibit A]

Exhibit B

Form of

Release of Claims

FOR AND IN CONSIDERATION OF the amounts to be provided to me in connection with the termination of my employment, as set forth in the agreement between me and Ollie’s Bargain Outlet, Inc. (the “Company”) dated as of January 31, 2025 (“Letter Agreement”), which are conditioned upon my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, I, on my own behalf and on behalf of my heirs, executors, beneficiaries and personal representatives, and all others connected with me, hereby release and forever discharge the Company, its parents, subsidiaries and other Affiliates and all of their respective past and present officers, directors, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims, of any nature or type, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, including, but not limited to, any such causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by, investment in, or other relationship with the Company or any of its Affiliates or the termination of that employment, investment and/or relationship or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have provided services to the Company or its Affiliates, each as amended from time to time).

In signing this Release of Claims, I acknowledge that I have had a reasonable amount of time to consider the terms of this Release of Claims and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I understand that nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission, the National Labor Relations Board, or a comparable state or local agency; provided however, that I hereby waive my right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by me or by anyone else on my behalf; provided, further, however, that I am not waiving any right to seek and receive a financial incentive award for any information I provide to a governmental agency or entity.  I further understand that nothing contained in this Release of Claims shall be construed to limit, restrict or in any other way affect my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity.

B-1

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to [twenty-one (21)] days following the Termination Date (as defined in the Letter Agreement).  I also acknowledge that I am advised by the Company and its subsidiaries and other Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I acknowledge and agree I have received any and all compensation and benefits due to me from the Company or any of its Affiliates, whether for services provided to the Company, under the Agreement, or otherwise, through the date that my employment with the Company terminated.  I further acknowledge that, except as expressly provided hereunder, no further compensation or benefits are owed or will be provided to me by the Company or any of its Affiliates.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Letter Agreement.  I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Company in accordance with Section 13 of the Letter Agreement and that this Release of Claims will take effect only upon the expiration of such seven (7)-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date Signed:

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